EXHIBIT 21.1

SUBSIDIARIES OF GOLUB CAPITAL INVESTMENT CORPORATION

Name	Jurisdiction
GCIC Holdings LLC	Delaware
GCIC Funding LLC	Delaware
Golub Capital Investment Corporation CLO 2016(M) LLC	Delaware